                                                              EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                         Years Ended September 30,
                                ------------------------------------------
                                 1999     1998     1997      1996     1995
                                ------   ------   ------    ------   ------
                                           (Dollars in Millions)

Consolidated income
   before income taxes......    $  230   $  251   $  283    $  260   $  300
                                ------   ------   ------    ------   ------
Fixed Charges
   Interest.................       940      994      918       820      716
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......        6        5        4         4        2
                                ------   ------   ------    ------   ------

Total fixed charges.........       946      999      922       824      718
                                ------   ------   ------    ------   ------
Earnings available
   for fixed charges........    $1,176   $1,250   $1,205    $1,084   $1,018
                                ======   ======   ======    ======   ======

Ratio of earnings to
   fixed charges<F1>........      1.24     1.25     1.31      1.32     1.42
                                  ====     ====     ====      ====     ====

-----------------

<F1>   TMCC has guaranteed certain obligations of affiliates and subsidiaries as discussed in Note 16 of the Consolidated Financial Statements. As of September 30, 1999, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges. The ratio of earnings to fixed charges for TMS and subsidiaries was 1.89, 1.99, 1.92, 1.49 and 1.74 for the years ended September 30, 1999, 1998,
1997, 1996 and 1995, respectively. The ratio of earnings to fixed charges for
TMMNA and subsidiaries was 22.37 and 78.19 for the years ended September 30, 1999 and 1998, respectively.
